UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2017

CENTERPOINT ENERGY, INC.

(Exact name of registrant as specified in its charter)

Texas	1-31447	74-0694415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111 Louisiana Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 207-1111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b).	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

The CenterPoint Energy, Inc. (the “Company”) Executive Life Insurance Plan (the “Plan”) provides endorsement split-dollar life insurance for certain of the Company’s senior executive officers, including Mr. McGoldrick. Participation in the Plan was frozen as of January 1, 2002. Coverage under the Plan continues after the executive’s termination of service at age 65 or later. If a participant leaves after age 55 and prior to age 65, benefits under the Plan will cease unless the Compensation Committee of the Board of Directors (the “Board”) elects to continue the coverage. Under the Plan, Mr. McGoldrick is entitled to single-life coverage with a death benefit equal to two times his current salary, with such coverage to expire upon his retirement on March 1, 2017. On February 21, 2017, the Compensation Committee of the Board elected to continue coverage for Mr. McGoldrick under the Plan following his retirement.

Item 5.03.	Amendments to the Articles of Incorporation or Bylaws; Change in Fiscal Year.

Amendment to Bylaws

On February 22, 2017, the Board approved the Third Amended and Restated Bylaws (the “Bylaws”) of the Company, primarily to implement proxy access for its shareholders. Article III of the Bylaws permits a nominating group of up to 20 shareholders owning three percent or more of the Company’s common stock continuously for at least three years to nominate and include in the Company’s proxy materials for an annual meeting of shareholders, director candidates constituting up to the greater of (i) 20 percent (or if such amount is not a whole number, the closest whole number below 20 percent) of the Company’s Board or (ii) two, provided that the shareholder (or group) and each nominee satisfy the requirements specified in the Bylaws.

The foregoing description of the terms of the Bylaws does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Bylaws, which is filed herewith as Exhibit 3.1.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

3.1	Third Amended and Restated Bylaws of CenterPoint Energy, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTERPOINT ENERGY, INC.

Date: February 24, 2017	By:	/s/ Dana C. O’Brien
Dana C. O’Brien
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

3.1	Third Amended and Restated Bylaws of CenterPoint Energy, Inc.